UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2021

Commission File Number: 000-56142

EVERYTHING BLOCKCHAIN, INC.
(Exact name of registrant as specified in charter)

Delaware	82-1091922
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3027 US HIGHWAY 17, FLEMING ISLAND, FL	32003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number 321-802-2474

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

As used in this report, the terms “Company,” “our company,” “us,” “Everything Blockchain”, “we” and “our” refer to Everything Blockchain, Inc. unless the context requires otherwise

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

a) Resignation of Michael Hawkins

On September 23, 2021, Michael Hawkins resigned as a Chief Financial Officer of Everything Blockchain Inc. (the “Company”), effective immediately. Mr. Hawkins’s resignation was not the result of any disagreement between him and the Company, Board of Directors or any committee of the Board of Directors of the Company on any matter.

Mr. Hawkins will continue maintaining his position as the Chairman of the Board.

b) Appointment of William C. Regan

On September 23, 2021, the majority of shareholders of Everything Blockchain, Inc., elected to appoint William C. Regan as the Company’s Interim Financial Officer.

Mr. Regan brings 40 years of finance and accounting experience, including 25 years at public companies. He has extensive transactional experience including two IPOs and numerous acquisitions, divestitures, and financings. Most recently, Mr. Regan was Senior Vice President and Chief Financial Officer of Fornetix, a technology company with an advanced encryption key management solution. Mr. Regan began his career as an auditor, then as a tax advisor, and held a number of accounting roles with increasing responsibility, including Controller positions at JH Capital Group, Rentech, Inc., National Golf Properties, Inc., Digital Insight Corporation and DTS Digital Cinema, and Chief Financial Officer positions at Weintraub Financial Services, Inc. and Beaufort California, Inc. Mr. Regan holds a Bachelor’s degree in Business Administration - Accounting from California State Polytechnic University, Pomona and is a Certified Public Accountant (inactive). Mr. Regan has been a consultant with Everything Blockchain since May 2021 with thorough knowledge and understanding of accounting and finance for publicly held companies.

Item 9.01 Financial Statements and Exhibits.

d) The following exhibit is being filed herewith:

Exhibit No.	Exhibit Description
99.1	Press Release dated September 23, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERYTHING BLOCKCHAIN, INC.

Date: September 23, 2021	By:	/s/ Eric Jaffe
Eric Jaffe
Chief Executive Officer

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